EXHIBIT 99.1

LBI MEDIA, INC.

Moderator: Lenard Liberman

November 14, 2003

4:00 p.m. ET

Operator: Good day and welcome to the LBI Media Third Quarter 2003 conference call. Today’s call is being recorded. At this time for opening remarks, I would like to turn the call over to the Executive Vice President, Mr. Lenard Liberman. Please go ahead, sir.

Lenard Liberman: Thank you, Operator. Good afternoon, everybody, and welcome to our third quarter 2003 earnings teleconference. With me today is Brett Zane, our Chief Financial Officer.

During today’s call, I’ll provide an overview of operating results for the quarter ended September 30, 2003, as well as discuss recent developments for LBI Media. Brett will address more detailed financial results. We’ll then be available to answer questions.

Before I begin, I have to advise you that this teleconference may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Statements made during this conference call that address results and developments that will or may occur at LBI Media in the future are forward-looking statements. These statements regarding future plans, events, financial results and prospects of performance of LBI Media are predictions that involve risks and uncertainties and actual results may vary materially. I refer you to LBI Media’s press release dated November 13, 2003 for important factors you should consider in evaluating this information. The forward-looking statements made during this call speak only as of the date hereof, and the Company undertakes no obligation to update such statements to reflect future events or circumstances.

This conference call also contains a non-GAAP financial term within the meaning of Regulation G as adopted by the SEC. This term is addressed as Adjusted EBITDA, which we define as net income or loss plus the cumulative effect of accounting changes, income tax expenses, losses on the sale of property and equipment, net interest expense, impairment of broadcast licenses, depreciation and noncash employee compensation. However, for the purposes of this teleconference, I’ll refer what we entitle as Adjusted EBITDA as simply EBITDA.

In conformity with Regulation G, we’ve provided a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure, net cash flow provided by operating activities prepared in accordance with accounting principles generally accepted in the United States, in our press release issued yesterday. This reconciliation is also provided in our 10-Q, which was filed with the SEC today.

During the third quarter, net revenue and EBITDA increased 24 percent and 30 percent, respectively, compared to the same period in 2002. Our third quarter EBITDA margin was an industry leading 55 percent. We experienced balanced net revenue and EBITDA growth from our television operations in Los Angeles, Houston and San Diego, and from our radio operations in Los Angeles and Houston.

In the third quarter, our radio station group generated very strong net revenue and cash flow growth. Net revenue and EBITDA increased 20 percent and 33 percent, respectively, during the third quarter of 2003. As we mentioned during our previous earnings call, we began fine tuning our programming for the Los Angeles radio cluster in May of 2003. The result has been a 23 percent increase in our Que Buena simulcast Summer 2003 Arbitron ratings, when compared to the Spring 2003 Arbitron ratings for Hispanics in the 18 to 34 demographic.

It should also be noted that our AM station, KHJ, maintained its number one Spanish language AM station rank in the Los Angeles market for Hispanics in the 18 to 49-year-old demographic, as of the Summer 2003 Arbitron book.

Our Houston radio cluster ratings remained relatively flat for the Summer 2003 Arbitron survey in the 18 to 49-year-old and 18 to 34-year-old Hispanic demographics. Nonetheless, we’re the number two Spanish language radio cluster in the Houston market, and our two AM stations, KQUE and KEYH, remain the top rated Spanish language AM stations in the Houston market as of the Summer 2003 Arbitron survey for these demographic groups.

For the second quarter in a row, our televisions stations posted exceptional increases in net revenue and EBITDA, with 30 percent and 27 percent increases, respectively. Our Los Angeles, Houston and San Diego stations all contributed to this impressive growth. We continue to register strong ratings from our in-house programming and have been successful in syndicating our programming in Latin America and Puerto Rico.

In October 2003, we launched the live 90 minute morning talk show on KRCA, entitled “Los Angeles al Dia”. Overall, our ratings on KRCA continue to improve. In the October 2003 Nielsens, we increased our ratings by 10 percent when compared to the May 2003 sweeps period for Hispanics in the 18 to 49-year-old demographic during the 7:00 a.m. to 7:00 p.m. time period Monday through Friday.

We experienced greater ratings gains in prime time with a 30 percent increase in the October 2003 Nielsens, versus the May 2003 sweeps period for the 18 to 49-year-olds Hispanic demographic Monday through Friday. In addition, based upon the October 2003 Nielsens, we have maintained our position as the number three ranked Spanish language television station in Los Angeles among 18 to 49-year-old Hispanic adults in the important 3:00 p.m. to 7:00 p.m. time period Monday through Friday.

Our Houston television station continues to maintain its position as the number two ranked television station among Spanish language broadcasters, according to the October 2003 Nielsen overnights. Furthermore, our October 2003 Nielsen overnights for KZJL increased 44 percent during 11 a.m. to the 10 p.m. time period Monday through Sunday for all households, when compared with the May 2003 sweeps period.

Our San Diego television station maintained its strong net revenue and EBITDA growth momentum during the third quarter of 2003, benefiting from our successful programming and sales efforts.

As mentioned in our previous earning call, on July 14, 2003, we entered into an agreement to purchase selected assets of television station KMPX serving the Dallas-Fort Worth, Texas, market for an aggregate purchase price of $37 million. We have already placed $1.5 million into escrow. The Dallas-Fort Worth market will significantly enhance our operations and diversify our portfolio of broadcasting properties, as we introduce our proven television programming to the sixth largest Spanish market in the United States. We expect to close this acquisition in January 2004. On October 24, 2003, the Federal Communications Commission granted its initial consent for the transfer of ownership of KMPX to the Company.

On October 10, 2003, our parent, LBI Media Holdings, Inc. issued $68,428,000 aggregate principal amount at maturity of 11 percent senior discount notes due 2013. The notes were sold for 58.456 percent of principal amount at maturity, resulting in gross proceeds of approximately $40 million and net proceeds of approximately $38.8 million after certain transaction costs. LBI Media Holdings, Inc. contributed all of the net proceeds to LBI Media, Inc., which it used to repay a portion of the indebtedness outstanding under its senior credit facility.

On October 30, 2003, LBI Media Holdings, Inc. filed a registration statement on Form S-4 with the Securities and Exchange Commission, as prescribed by a registration rights agreement with the holders of the senior discount notes described above.

I would now like to turn the call over to Brett Zane.

Brett Zane: Thank you, Lenard. I will now review our financial results for the third quarter of 2003. We posted our third quarter results in the press release that was issued yesterday. Net broadcast revenues increased approximately 24 percent to $22.8 million during the third quarter of 2003, as compared to $18.4 million for the same period in 2002.

This growth can be attributed to an increase in overall sales at our various broadcast properties, in Los Angeles, Houston and San Diego, which resulted from the continued success of our popular programming, our retention of existing customers and a growing number of new advertisers, and a favorable Spanish language advertising market.

Our operating expenses decreased by two percent to $11.5 million during the third quarter of 2003, versus $11.7 million for the same period in 2002. This decrease is primarily the result of a $1.8 million noncash broadcast license impairment charge realized in the third quarter of 2002. Pursuant to SFAS 142, we annually evaluate the fair market value of our broadcast licenses. In the third quarter of 2002, we made a valuation adjustment for one broadcast license. A similar analysis was performed for the third quarter of 2003, resulting in no adjustments to our current broadcast license net book values.

The reduction in our operating expenses was primarily offset by a $1.5 million increase in our programming and technical, promotional, selling and general and administrative expenses. Our program and technical expenses increased by approximately $400,000 due to additional in-house television production costs, retrospectively billed music license fees for our four most recent Houston Radio asset acquisitions, and additional expenses associated with overall net revenue growth.

Our promotional expenses increased by approximately $200,000 due to a television advertising campaign for our radio properties, and a station sponsored special event.

Our selling, general and administrative expenses increased by approximately $900,000 due to an increase in commissions and in general administrative expenses associated with the growth of our business. The increase in these expenses reflects a reduction of approximately $500,000 in local marketing agreement fees incurred in the third quarter of 2002.

EBITDA increased approximately 30 percent to $12.6 million during the third quarter of 2003, from $9.7 million for the same period of 2002. Our third quarter 2003 EBITDA margin was an industry leading 55 percent, matching our second quarter 2003 EBITDA margin. The combination of strong net revenue growth and tight operating expense controls boosted our EBITDA in the third quarter of 2003.

I will now discuss our financial performance at the radio and television segment levels. Net revenue derived from our radio group increased 20 percent to $12.7 million in the third quarter of 2003 from $10.6 million in the same period of 2002. This increase can be attributed to balanced sales growth at our existing Los Angeles and Houston stations.

The radio group’s operating expenses increased by five percent to $6.1 million for the third quarter 2003, versus $5.8 million for the same period in 2002. The increase can be primarily attributed to additional programming expenses associated with retrospectively billed music license fees for our four most recent Houston radio asset acquisitions, a television advertising campaign for our radio properties and station sponsored event, additional commissions associated with an increase in our net revenue, and additional general and administrative expenses associated with our overall company growth, offset by local marketing agreement fees incurred in the third quarter of 2002.

Our radio group EBITDA increased 33 percent to $7.4 million in the third quarter of 2003, as compared with $5.6 million for the same period in 2002. The growth in our net radio revenue and a modest increase within operating expenses boosted the growth in EBITDA.

Net revenue derived from our television group increased 30 percent to $10.1 million in the third quarter of 2003, from $7.8 million in the same period of 2002. This increase can be attributed to growth in net revenue from all of our television stations. The successful launch of our prime time programming in Los Angeles, maintaining our existing advertiser base, a growing number of new advertisers, our unique sales strategy, and a favorable Spanish language advertising market have all contributed to this net revenue growth.

Our television group’s operating expenses decreased by eight percent to $5.4 million for the third quarter of 2003, versus $5.9 million for the same period in 2003. The decrease can primarily be attributed to the $1.8 million noncash broadcast license impairment charge incurred in the third quarter of 2002, offset by an approximate $1.3 million increase in programming, selling, and general and administrative expenses.

During the third quarter of 2003, we did not require any adjustments to the net book value of our broadcast licenses. The approximate $1.3 million increase in programming, selling and general and administrative expenses relates primarily to an increase in additional in-house television production expenses, an increase in commissions associated with net revenue growth and an increase in general and administrative expenses associated with the overall growth of our business.

The television group’s EBITDA increased 27 percent to $5.2 million, compared with $4.1 million for the same period in 2002. EBITDA growth can be attributed to a combination of net revenue growth and a moderate increase in operating costs. In addition, we continue to benefit from the syndication of our in-house productions to broadcasters in Latin America and Puerto Rico.

In summary, we’re extremely pleased with the outstanding financial results posted by both our radio and television segments, and look forward to implementing our business model in the Dallas-Fort Worth market.

Turning to our balance sheet, at September 30, 2003, we had approximately $400,000 in cash in short term marketable securities and total debt of $279.7 million. Our total debt balance included $127 million of borrowings under our senior credit facility. Despite a $7.6 million cash interest payment to our senior subordinated note holders in July 2003, as well as $2.3 million in cash capital expenditure payments for the third quarter, our total net debt defined as total debt less cash and cash equivalents increased $1.5 million from $277.9 million in the second quarter of 2003 to $279.3 million for the third quarter of 2003. Based upon our trailing 12-month EBITDA of $41.6 million as of September 30, 2003, our total debt to EBITDA ratio was $6.7 times, versus 7.3 times at the end of the second quarter 2003. Our revolver availability increased from $29.7 million as of September 30, 2003, to $68.3 million as a result of LBI Media Holdings’ equity contribution. In addition, as of the end of the quarter, we were in compliance with all financial and non financial covenants governing our debt agreements.

Our cash capital expenditures for the nine months ended September 30, 2003 were approximately $6.3 million, of which $3.4 million related to the construction of our new corporate office and television and radio production facility in Houston, Texas. We expect to incur an additional $3.3 million to complete the build out of this facility over the next 12 months.

In addition, we incurred approximately $500,000 in costs associated with the installation of our digital antenna in Houston and approximately $1.6 million in studio equipment, computer equipment and related items for our Los Angeles operations.

This concludes our formal remarks. We’ll now turn the call over to the Operator to moderate a question-and-answer session.

Operator: Thank you, sir. At this time, ladies and gentlemen, if you would like to ask a question, please press the star key followed by the digit one on your touch-tone telephone. If you are using a speakerphone for today’s conference, please make sure your mute function is turned off in order for your signal to reach our equipment. Once again, ladies and gentlemen, if you would like to ask a question, please press star one.

We’ll take our first question from Jason Helfstein with CIBC World Markets.

Jason Helfstein: Thanks. Just one question, Lenard. Can you comment on the state of the L.A. radio market? It appears that Spanish-language media companies, particularly in radio, have been more successful in the last two quarters or so, as far as growing the market for Spanish language media versus trying to take share from each other, which is obviously a very healthy sign. If you could just comment on that, and your opinion there?

Lenard Liberman: Well, I haven’t really looked at the results of my competitors specifically, but I can comment that I have seen a growth in the market, both in terms of new advertisers and existing advertisers spending more money. I think that there is recognition of the size and desirability of the Spanish market in Los Angeles that many advertisers are starting to wake up

to. And I do think the market is growing fairly dramatically. I really don’t know the results of my competitors, in terms of their same station versus newly acquired station growth.

Jason Helfstein: Well, I mean – and then, just if you can maybe in a little more detail, I mean any particular – do you think, there is more focus on the national side and maybe more national advertisers focusing? Or would you say it’s kind of across the board local and national?

Lenard Liberman: Well, I have seen increases on the national side. But most of our business comes on a local level whether it’s local agency or local direct, but I’d say it’s across the board.

Jason Helfstein: OK. Thank you.

Operator: As a reminder, ladies and gentlemen, that is star one for questions. We’ll go next to Todd Morgan with CIBC World Markets.

Todd Morgan: Thank you. Good afternoon. Similar question talking a little bit about the competitive environment. Lenard, you’ve always talked about your target audience, especially in the radio side, as being – you know, Hispanic males, and the type of advertisers that you’re soliciting on that basis as being somewhat not the main focus of some of the larger Hispanic media and broadcasting companies. Given some of the changes in those companies, have they kind of, in any way, moved to compete any more directly with you for those kinds of advertisers?

Lenard Liberman: I think that the results of our company historically speak for themselves. I can’t say that our competitors have had in the past, at least, you know, through the third quarter affected us on the sales or programming level, although we’re always watching our competition. And it’s making adjustments to our programming so that we remain competitive. And we’ve done that, you know, for the last 16 years.

Todd Morgan: Agreed. And I think third quarter sort of the ratings seem to be pretty strong, as well, the most recent ones that we saw. But again, in terms of the advertisers you’re carrying, do you think that they are being solicited any more directly than they may have been in the past by any of your competitors?

Lenard Liberman: I don’t have any specific knowledge that that’s happening. And I think there’s enough advertisers in this market and the markets that we compete with, given just their size, that there’s enough business for everybody.

Todd Morgan: OK. That’s fair enough. Thanks again.

Operator: And seeing as how there is no more questions, this does conclude today’s LBI Media Third Quarter 2003 conference call. We thank you for your participation in today’s conference. You may now disconnect.

Lenard Liberman: Thank you.